ITEM 77Q(1)(a) - AMENDMENT TO BY-LAWS

AMENDMENT #8
TO THE BY-LAWS
OF
FEDERATED INVESTMENT SERIES FUNDS, INC.
Effective January 1, 2006
Strike Section 1, GENERAL PROVISIONS, and Section 2,
ELECTION, TERM OF OFFICE AND
QUALIFICATIONS from Article IV - OFFICERS, in its entirety and replace with the following:

	Section 1.  GENERAL PROVISIONS.  The Officers
of the Corporation shall be a President, one or more Executive Vice Presidents, one or more Senior
Vice Presidents, one or more Vice Presidents, a Treasurer, and a Secretary. The Board of Directors, in its discretion, may elect or appoint one or more
Vice Chairmen of the Board of Directors, and other
Officers or agents, including one or more Assistant
Vice Presidents, one or more Assistant Secretaries, and one or more Assistant Treasurers. An Executive
Vice President, Senior Vice President or Vice President, the Secretary or the Treasurer may appoint an Assistant Vice President, an Assistant Secretary or an
Assistant Treasurer, respectively, to serve until the next election of Officers. Two or more offices may be held by a single person except the offices of President, Executive Vice President, Senior Vice President or Vice President may not be held by the same person concurrently. It shall not be necessary for any Director or any Officer to be a holder of shares in any Series or Class of the Corporation. Any Officer, or other such person as the Board may appoint, may preside at meetings of the Shareholders.

	Section 2.  ELECTION, TERM OF OFFICE AND QUALIFICATIONS.
The Officers shall be
elected annually by the Board of Directors at its Annual Meeting.
Each Officer shall hold office for one
year and until the election and qualification of his successor, or until earlier resignation or removal.

Strike Section 6, CHAIRMAN OF THE BOARD, Section 7, VICE
CHAIRMAN OF THE BOARD OF
DIRECTORS, and Section 8, PRESIDENT, and Section 9, VICE
PRESIDENT from Article IV -
OFFICERS, in their entirety and replace with the following:

	Section 6.  CHAIRMAN OF THE BOARD.  The Board
may elect from among its members a
Chairman of the Board. The Chairman shall at all times be a Director who meets all applicable regulatory and other relevant requirements for serving in such capacity. The Chairman shall not be an Officer of the Corporation, but shall preside over meetings of the Board and shall have such other responsibilities in furthering the Board functions as may be assigned from time to time by the Board of Directors or prescribed by these By-Laws. It shall be understood that the election of any Director as Chairman shall not impose on that person any duty, obligation, or liability that is greater than the duties, obligations, and liabilities imposed on that person as a Director in the absence of such election, and no Director who is so elected shall be held to a higher standard of care by virtue thereof. In addition, election as Chairman shall not affect in any way that Director's rights or entitlement to indemnification under the By-Laws or otherwise by the Corporation. The Chairman shall be elected by the Board annually to hold office until his successor shall have been duly elected and shall have qualified, or until his death, or until he shall have resigned, or have been removed, as herein provided in these By-Laws. Each Director, including the Chairman, shall have one vote.

	Resignation. The Chairman may resign at any time by giving written notice of resignation to the Board. Any such resignation shall take effect at the time specified in such notice, or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

	Removal. The Chairman may be removed by majority vote of the Board with or without cause at any time.

	Vacancy. Any vacancy in the office of Chairman, arising from any cause whatsoever, may be filled for the unexpired portion of the term of the office which shall be vacant by the vote of the Board.

	Absence. If, for any reason, the Chairman is absent from a meeting of the board, the Board may select from among its members who are present at such meeting a Director to preside over such meeting.

	Section 7.  VICE CHAIRMAN OF THE BOARD OF DIRECTORS.
Any Vice Chairman shall
perform such duties as may be assigned to him from time to time by the Board of Directors of the Corporation. The Vice Chairman need not be a Director.

	Section 8.  PRESIDENT.  The President of the
Corporation shall be the principal executive officer of the Corporation. Unless other provisions are made therefor by the Board or Executive
Committee, the President without limitation, shall employ and define the duties of all employees of the Corporation, shall have the power to discharge any such employees, shall exercise general supervision over the affairs of the Corporation and shall have the power to sign, in the name of and on behalf of the Corporation, powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities or other property owned by the Corporation, and may, in the name of and on behalf of the Corporation, take all such action as the President may deem advisable in entering into agreements to purchase securities and other property in the ordinary course of business, and to sign representation letters in the course of buying securities or other property and shall perform such other duties as may be assigned to him from time to time by the Board of Directors.
	Section 9. VICE PRESIDENT. The Executive Vice President, Senior Vice President or Vice
President, if any, in order of their rank as fixed by the Board or if not ranked, a Vice President designated by the Board, in the absence of the President shall perform all duties and may exercise any of the powers of the President subject to the control of the Board. Each Executive Vice President, Senior Vice President and Vice President shall have the power, without limitation, to sign, in the name of and on behalf of the Corporation, powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities or other property owned by the Corporation, and may, in the name of and on behalf of the Corporation, take all such action as the Executive Vice President, Senior Vice President or Vice
President may deem advisable in entering into agreements to purchase securities or other property in the ordinary course of business, and to sign representation letters in the course of buying securities or other property and shall perform such other duties as may be assigned to him from time to time by the Board of Directors, the Executive Committee, or the President.